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                                                                   EXHIBIT 10.14

                                 SIXTH AMENDMENT
                                     TO THE
                            ALLEGIANCE TELECOM, INC.
                            1998 STOCK INCENTIVE PLAN
            (APPROVED BY THE BOARD OF DIRECTORS ON JANUARY 14, 2003)

WHEREAS, the Allegiance Telecom, Inc. 1998 Stock Incentive Plan (the "Plan") was adopted by the Corporation's Board of Directors.

WHEREAS, the Corporation's Board of Directors is amending the Allegiance Telecom, Inc. 1998 Stock Incentive Plan in accordance with Section 16 of such Plan.

RESOLVED, that Section 17 of the Plan be amended and restated in its entirety as follows:

          "1. AMENDMENT (INCLUDING REPRICING) AND SUBSTITUTION OF AWARDS UNDER THE PLAN.

     The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, repricing of the award, extending the exercise period of the award, accelerating the vesting date of any award and/or payments thereunder and/or accelerating the date of lapse of restrictions on Shares); provided that, except as otherwise provided in Section 15, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent. The Committee may, in its discretion, permit holders of awards under the Plan to surrender outstanding awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of awards to surrender outstanding awards as a condition precedent to the grant of new awards under the Plan.

     The term "repricing" means any of the following (or any other action that has the same effect as any of the following): (1) amending the terms of a stock option after it is granted to lower its exercise price; (2) any other action that is treated as a repricing under generally accepted accounting principles; and (3) canceling an option at a time when its exercise price is equal to or greater than the fair market value of the underlying stock, in exchange for another option, restricted stock, or other equity. A cancellation and exchange described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the option, restricted stock or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the option holder. "